Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OfficeMax Announces Sam Duncan, Chairman and CEO, Will Retire in 2011

NAPERVILLE, Ill., February 11, 2010 — OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that Sam Duncan will retire from his position as Chairman and Chief Executive Officer and as a member of the Board of Directors on February 28, 2011.  The Board will begin a nationwide search for a new CEO and will consider both internal and external candidates.  To ensure a smooth transition, Mr. Duncan will continue in his role as Chairman and CEO until the new CEO is in place.

Mr. Duncan has led the company since 2005. During his tenure, the company has completed a turnaround plan and weathered the financial downturn.

Mr. Duncan commented, “It has been a privilege to lead this wonderful company for the past five years.  I am proud of our accomplishments and the initiatives we have put in place and I have great confidence in the company’s future.  I thank our associates for their passion, innovation and dedication.”

“The board thanks Sam Duncan for his leadership during his tenure,” said Rakesh Gangwal, lead director.  “He has made significant contributions to OfficeMax during his five years as chairman and CEO and is leaving the company with an experienced management team and a legacy of core values important to the success of the company.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 27, 2008, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

# # #